As filed with the Securities and Exchange Commission on February 21, 2003
                                                                CIK:  0001210036
                                                    Registration No. 333-

                      =====================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                           Wellstone Communities Inc.
        (Exact name of registrant as specified in governing instruments)

           Georgia                                          47-0898840
  (State or jurisdiction of                              (I.R.S. Employer
  incorporation or organization)                        Identification No.)

                                      6798
                          (Primary Standard Industrial
                           Classification Code Number)

                    John T. Ottinger, President and Chairman
             6030 Bethelview Road, Suite 203, Cumming, Georgia 30040
                                  678.455.1100

          (Address and telephone number of principal executive offices)

             6030 Bethelview Road, Suite 203, Cumming, Georgia 30040
(Address of principal place of business or intended principal place of business)

             Drew Field, 534 Pacific Avenue, San Francisco, CA 94133
                                  415.296.9795
               (Name, address and telephone of agent for service)

                             ----------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___________

If this form is a post-effective amendment filed pursuant to Rule 462(d)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ___________

If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following: X

                             ----------------------

                                          CALCULATION OF REGISTRATION FEE
====================================================================================================================

         Title of each               Dollar              Proposed               Proposed
      class of securities          amount to         maximum offering        maximum aggregate       Amount of
       to be registered          be registered        price per unit           offering price      registration fee
--------------------------------------------------------------------------------------------------------------------
   Series A Preferred stock       $50,000,000            $10.00                $50,000,000           $4,600.00
                                                                                                     ----------
                                                                               Total                 $4,600.00

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================
                           WELLSTONE COMMUNITIES INC.
            Cross-reference Sheet Showing Location in Prospectus of:

                  PART I -- INFORMATION REQUIRED IN PROSPECTUS

         Form SB-2 Item Number and Caption                      Caption in Prospectus                             Page in Prospectus
         ---------------------------------                      ---------------------                             ------------------
 1.    Front of Registration Statement and
        Outside Front Cover of Prospectus....................   Outside Front Cover Page of  Prospectus                           1
 2.    Inside Front and Outside Back Cover
        Pages of Prospectus..................................   Inside Front Cover Page of Prospectus                             2
 3.    Summary Information and Risk Factors..................   Prospectus Summary; Risk Factors                                  3
 4.    Use of Proceeds.......................................   How we intend to use the proceeds of this offering                6
 5.    Determination of Offering Price.......................   Plan of distribution for this offering - Offering price          15
 6.    Dilution..............................................   Not applicable
 7.    Selling Security Holders..............................   Not applicable
 8.    Plan of Distribution..................................   Plan of distribution for this offering                           15
 9.    Legal Proceedings.....................................   [None]
10.    Directors, Executive Officers, Promoters
        and Control Persons..................................   Management of our business                                       10
11.    Security Ownership of Certain Beneficial
        Owners and Management................................   Principal shareowners of our common stock                        13
12.    Description of Securities.............................   Description of preferred and common stock                        13
13.    Interest of Named Experts and Counsel.................   [Not applicable]
14.    Disclosure of Commission Position on                      Management of our business-- Indemnification of
        Indemnification for Securities Act Liabilities            directors and officers and limitation of their liability       12
15.    Organization Within Last Five Years...................   Prospectus Summary -- Our initial operations; Risk factors      3,4
16.    Description of Business...............................   Prospectus Summary; Risk Factors; Our investment policies     3,4,6
17.    Management's Discussion and Analysis
        or Plan of Operation                                    Management's plan of operation                                   16
18.    Description of Property...............................   Our investment policies; Description of the loans we own        6,8
19.    Certain Relationships and Related
        Transactions.........................................   Certain transactions with our affiliates                         13
20.    Market for Common Equity and Related
        Stockholder Matters..................................   Risk factors; Future resale of preferred shares                4,14
21.    Executive Compensation................................   Management - Administrative Services Agreement
                                                                with Cornerstone Capital Service providers                       12
22.    Financial Statements..................................   Index to our financial statements                                16
23.    Changes In and Disagreements With
        Accountants on Accounting and
        Financial Disclosure.................................  [None]

     Form S-11 Item Number and Caption                          Caption in Prospectus                             Page in Prospectus
     ---------------------------------                          ---------------------                             ------------------

13.  Investment Policies of Registrant                          Our investment policies                                           6
14.  Description of Real Estate                                 [not applicable--no real estate owned or leased]
15.  Operating Data                                             [not applicable--no real estate owned or leased]

                 SUBJECT TO COMPLETION, DATED FEBRUARY 21, 2003

                           Wellstone Communities Inc.


                  5,000,000 Shares of Series A Preferred Stock


                                  $10 per share

                                  -------------


         Wellstone Communities Inc. is a recently organized Georgia corporation. We are offering these shares of preferred stock directly to investors and also through selected securities broker-dealers, on a best efforts basis.

        The minimum amount that may be purchased in this offering is 100 shares.

        The shares are not listed on any national securities exchange or The Nasdaq Stock Market.



     You  should  see the  description  of the risk  factors  in this  offering, beginning on page 4.


                                                        Per share       Total
                                                        ---------       -----
         Public offering price                          $10.00       $50,000,000
         Broker-dealer commissions                         .50         2,500,000
         Proceeds to Wellstone Communities Inc.           9.50        47,500,000

                             ---------------------

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


                              WELLSTONE SECURITIES

                             ---------------------


                 The date of this Prospectus is___________, 2003

The information in this prospectus may be added to or changed. We may not sell these shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell shares, and is not soliciting offers to buy them, in any state where the offer or sale is not permitted.


     We have not authorized anyone to give you any information or make any representation that is not in this prospectus. The information in this prospectus is current and correct only as of the date of this prospectus, regardless of the time of its delivery or of any sale of the shares. We are offering to sell, and seeking offers to buy the shares only in jurisdictions where offers and sales are permitted.


                             ---------------------





                                TABLE OF CONTENTS

                                                        Page                                                   Page
                                                        ----                                                   ----
Prospectus summary...................................     3   Principal shareowners of our common stock.....    13
Risk factors.........................................     4   Description of preferred and common stock.....    13
How we intend to use the proceeds of this offering...     6   Future resale of preferred shares.............    14
Our dividend policy..................................     6   Plan of distribution for this offering........    15
Our investment policies..............................     6   Experts upon whom we have relied..........        15
Description of the loans we own......................     8   Available information about us................    15
Our plan to own a bank...............................     9   Index to our financial statements.............    16
Management of our business...........................    10   Management's plan of operations...............    16
Certain transactions with our affiliates.............    13

                             ---------------------


Until ______________, 2003 (90 days after the date of this prospectus) all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
                               Prospectus Summary


         This summary highlights some information from this prospectus. Please read the entire prospectus carefully, including the risk factors and the financial statements.


Our business purpose

Our purpose is to invest our shareowners' money in loans that produce current income and that may also participate in any appreciation in value of the mortgaged real estate. We will try to provide our preferred stock investors with consistent dividend income and some gains from the sale or refinancing of properties on which we lend. Our loans will be secured by mortgages on residential or supportive communities. We plan for our residential community loans to include senior housing, moderate-income multifamily housing, moderate-income single family housing and student housing. We intend our supportive community loans to include daycare centers, private schools and charter schools. We may lend on the security of church buildings that can also house a school, daycare or other supportive community.

We plan to own a federal chartered bank, to further our business purpose. The bank would make loans secured by mortgages on residential or supportive communities, using funds it acquired from deposits, borrowings and our capital investment in the bank.

Our initial operations

Wellstone Communities Inc. was incorporated in Georgia on November 20, 2002. PIF/Cornerstone Ministries Investments, Inc. owns all of our outstanding 100,000 shares of common stock, which it purchased for $1 million. We used that money to invest in three mortgage loans. This is our first offering of preferred stock. We will not operate any of the communities to which we make loans. Their management will be provided by the borrowers or by a management firm they hire.

The shares of preferred stock we are offering

We are authorized to issue shares of two classes of stock, common and preferred. Owners of shares of the Series A preferred stock being offered will receive all dividends declared by our board of directors, until those dividends have equaled an annual rate of eight percent on the price paid in this public offering, for all the time the shares will have been outstanding. After that, the board may declare dividends on the common stock, until it has also received an eight percent return on the price initially paid for it. Our board of directors may declare further dividends on the preferred and common shares. Each share of preferred may be converted at any time into one share of common stock. Each of the 100,000 shares of common outstanding and each of the 5,000,000 shares of preferred being offered is entitled to one vote for the election of directors and any other shareholder votes.

How to buy shares

You can fill out a Share Purchase Order Form and send it to us with your check for the amount of your investment. You may also purchase shares from Wellstone Securities or from any of the other securities broker-dealers who are our sales agents for this offering.

How you can communicate with us

Our office is at 6030 Bethelview Road, Suite 203, Cumming, Georgia 30040. Our telephone number is (678) 455-1100 and our fax number is (678) 455-1114. You are invited to call or write Jayme Sickert. His email address is jayme@cmiatlanta.com.

--------------------------------------------------------------------------------

                                  Risk Factors

Wellstone Communities Inc. recently began business, so our future is especially difficult to predict. We were incorporated November 20, 2002 and made our first loan on December 15, 2002. Our administrative services will be provided by the same people who have managed PIF/Cornerstone since 1986, but there are several differences in our investment objectives. We know of no one else who lends to residential and support communities as we intend to do.

We may have losses on loans we make that could reduce or eliminate your dividend payments and cause you to lose part or all of the amount you invested. These risks include:

o Properties we might have to take over for nonpayment could be sold at a loss. In the event a borrower is unable to pay its loan and we must take over the property, we may find it difficult to find a buyer for the property at a price that will not result in our losing money. Many of the properties will be designed specifically to meet certain needs and would be of limited use to other buyers.

o There may not be insurance coverage for a loss. We could lose income, or suffer loss on sale of a property, if an uninsured event happened. We require comprehensive liability, fire, flood and extended insurance coverages on all buildings that secure our loans. However, insurance is often not available for certain types of losses, such as riots, acts of war, floods or earthquakes.

o We may incur liability under environmental laws. Various federal, state and local laws make property owners and lenders pay the costs of removal or remediation of certain hazardous substances released on a property. They often impose a penalty without regard to whether an owner, operator, or lender knew of, or was responsible for, the release of hazardous substances. The presence of, or failure to properly remediate, hazardous substances can hurt occupancy of the contaminated property, the ability to operate it as intended and the ability to sell or borrow against it. The presence of hazardous wastes could also result in personal injury or similar claims by private plaintiffs. We require a transaction screen, appraisal or on-site inspection for every property on which we make a loan. If we then decide it is necessary, we have a Phase I environmental site assessment performed, to identify potential contamination for which an owner or lender may be responsible and to assess the status of regulatory compliance.


o There may be unexpected regulatory compliance costs. The properties we finance are subject to various other regulations from federal, state, and local authorities. If we or the property operator fail to comply with these regulations, it could result in a fine and the award of damages to private plaintiffs. If it took a significant amount of money to bring a property into compliance, the borrower could be unable to make its payments.

If payments to us are delayed or uncollectible, we may not be able to pay you dividends. In addition to risks that all real estate lenders face, we have these particular issues:

o We may borrow on the security of loans we own or through a line of credit. The purpose of any borrowings would be to increase the amount of mortgage loans we can make, so that we can generate income and cash flow in excess of the payments of interest and principal on the debt. However, those payments are required, whether or not we are current in collecting from our loans.

o If we must foreclose on a loan, it may take longer and cost more than with other types of real estate to take possession, to repair the building, to find a buyer, or to maintain and protect the property.

o The amount of a single loan may become a significant percentage of our total assets. A delay in developing a community or its inability to make its payments would mean that problems with one loan could reduce our cash flow below our ability to pay dividends on a current basis.

The board of directors will determine payment of dividends. Our board of directors will evaluate the timing and amount of dividends, based on factors including the cash available for distribution, economic conditions, applicable laws and other facts and circumstances that they think are important to a dividend decision. Our lending policies are intended to support an eight percent annual dividend rate on preferred stock from current income, but we may not achieve that minimum level. Payment of dividends to shareowners reduces the amount of equity capital available to absorb any losses, so dividends might have to be suspended until the losses were recovered.

This is a "best efforts" offering which means that we might raise much less than $50 million of new capital. Our initial $1 million of capital came from sale of our common stock. It has been invested in an initial pool of loans, after paying the costs of organization and this offering. All proceeds of this offering, after payment of any brokerage commissions, will be invested in additional loans. The less we have to invest from sales of preferred shares, the less diversification we can achieve to protect against the risks on individual loans. Our only significant operating expense is the expense reimbursement for administrative services, so we have no fixed overhead to meet. The $1 million already invested in our common stock is not entitled to any dividends until the preferred shareowners have received dividends at an eight percent annual rate.

There will be no public trading market for the shares. The shares are not traded on any securities exchange or over-the-counter market. We have arranged with Wellstone Securities, a registered securities broker-dealer, to conduct an order-matching service. Persons interested in buying and selling shares will be able to post their interest and have access to information about other postings and any recent sales. When there is a match of price and number of shares between a buyer and seller, Wellstone Securities will confirm the sale and arrange for the transfer of payment and stock certificates. If this service were discontinued, anyone wishing to sell shares would have to find a buyer and make arrangements for the price, payment and transfer of the shares.

If the interests of the preferred shareowners were ever different from the interests of the common shareowner, our management would have a conflict of interest. Our president and secretary are also officers and directors of PIF/Cornerstone, the owner of all of our common stock. Two other directors are former directors of PIF/Cornerstone. Cornerstone Capital Advisors Inc., our administrative services provider, performs similar services for PIF/Cornerstone.

If we lose the services of our officers, or of key employees of Cornerstone Capital Advisors, our income may suffer. Neither Wellstone Communities nor Cornerstone Capital Advisors has any employment agreements with officers or key employees. There is no key person life insurance covering any of them. Our business is specialized and it is difficult to find, train and keep qualified people.

We have no experience operating a bank. Our management has experience in the business of borrowing and lending, but they have never operated a regulated financial institution. We will hire a president with a bank operating history and use professional advisors who specialize in bank legal, accounting and operational matters. We will also limit the bank's major activities to acquiring funds from individuals through checking and savings accounts, and bank borrowings, and lending on the security of real estate.

Before we can own a bank, we must receive necessary regulatory approvals. Whether we acquire an existing bank or start a new one, we must obtain regulatory approvals from the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This process requires several months, large fees for professional services and considerable time of our management. We believe we would receive the approvals but it could involve time, costs and conditions beyond what we expect. If the president we hire were to become unavailable for any reason, final regulatory approval to begin banking operations would be delayed until the OTS approved a suitable replacement.

A bank we buy or start may not be profitable for several years. Once it begins operations, our bank will likely incur losses until its deposit base develops to a level where it is able to generate significant loan-related income to offset operating expenses. Typically, new banks are not profitable in the first year of operation and may not be profitable for several years.

Owning a bank will make us subject to regulation and examination. As a savings and loan holding company, we would be subject to regulation and supervision by the OTS. We could be faced with serious limitations on our own business, unless we sold our bank. We may need to invest more capital in our bank to comply with regulatory capital requirements.

               How we Intend to Use the Proceeds of this Offering

The net proceeds to Wellstone Communities Inc. from this offering are estimated to be at least $47,380,000 if the maximum amount offered is sold. This is after payment of $120,000 of offering expenses and assumes we paid selling commissions to brokers on the entire amount sold. We expect to use the net proceeds, during the 12 months after the sales begin, for the purposes outlined below. If less than the maximum offering is raised, we intend to allocate proceeds in the percentages listed below:

 1.  Loans made or purchased, secured by properties...........  $35,480,000  75%
 2.  Bank acquired or started.................................   10,000,000  21%
 3.  Working capital..........................................    1,900,000   4%
 --                                                             ----------- ----
                                                                $47,380,000 100%
                                                                =========== ====

Description of Use of Net Proceeds

The types of loans to be acquired, who will be the borrowers, and the sources of other funds to be used in the acquisition are described in this prospectus under the caption, "Our investment policies." That section also explains our criteria for deciding whether to make a loan. Our plans to acquire or start a bank are described under "Our plan to own a bank." Working capital is intended to be an amount of liquid assets that we believe is appropriate to cover up to three months of our operating expenses and most of one semi-annual dividend payment.

We do not anticipate changes in the proposed allocation of estimated net proceeds of this offering. However, events may require changes and we reserve the right to make changes, if we believe they are in the best interests of Wellstone Communities. If we are unable to implement these plans for reasons such as changes in market conditions, competitive factors or operating difficulties, we may reallocate a portion of the proceeds within the categories listed above. For example, if we decide to postpone owning a bank, we may reallocate that amount to making or buying loans secured by properties. Our board of directors will make any decisions regarding any proposed changes to the allocation of the estimated net proceeds.

Proceeds not immediately required for these purposes will be invested in United States government securities, short-term certificates of deposit, money market funds or other investment grade, short-term interest-bearing instruments.

We believe that the proceeds of this offering, together with projected cash flow from operations and available cash resources will be sufficient to satisfy our cash requirements for at least 12 months following this offering. We believe that the only material effect of raising less than the maximum amount in this offering would be to limit the rate at which we might invest in more loans or owning a bank.

                               Our Dividend Policy

All dividends paid will be as declared by our board of directors. Our board will base its dividend decisions upon the amount of current and expected future earnings, capital requirements and financial condition. Dividend income to us from a bank we own would be subject to regulations that are intended to maintain adequate capital in the bank.

Our Articles of Incorporation provide that dividends will first be paid on the Series A preferred stock, until those dividends have equaled an annual rate of eight percent on the price paid in this public offering, for all the time the shares will have been outstanding. After that, our board of directors may declare dividends on the common stock, until it has also received an eight percent cumulative annual return on the price initially paid for it. Any further dividends will be paid to the Series A preferred and common shareowners in amounts determined by the board.

                             Our Investment Policies

Wellstone Communities' primary goal is to provide preferred shareowners with consistent dividend income, with possible capital gain. Dividend income will come from loan interest and participation income we receive from borrowers, after paying our operating expenses. Capital gain would be from loan agreements that provide us a share in any appreciation in value of the loan properties, when they are sold or refinanced.

Our objectives

Our objectives are to finance the specialized facilities needed for operating residential and support communities at a cost that is affordable to the tenants and profitable to our investors. We try to lend on real estate that the borrower is purchasing at prices below their potential market value. This may mean lending on incomplete projects and financing their completion, or financing the repositioning of distressed properties or the purchasing in large quantities at a discount (such as a block of single family homes.) After our borrowers have repositioned a project, or otherwise strengthened its income (primarily through new management), we can realize a profit through their sale or refinancing of the property.

Borrowers will agree to use the loan funds to purchase or develop facilities consistent with our goals. The loans will be secured by a first or second mortgage on the properties and other collateral and guarantees. None of the loans is likely to be insured or guaranteed by the FHA, the VA or other government-sponsored program. We will charge loan fees of between 5% and 10% of the loan amount and annual interest rates between 8% and 10%. We expect that properties will be developed and managed to a stage where they will either be sold or they will be refinanced with conventional loans or bonds. Our loans may have a repayment period of up to 30 years, but we expect them to be repaid after about three years.

The types of properties on which we make loans

Wellstone Communities finances communities, that is, buildings in which groups of people come together to either live or work or learn, or all three. These communities are of two basic types: residential communities and support communities. Residential communities are where individuals and families live, including apartments and single-family homes that are occupied on a rental basis for either a short or long period. Support communities are where people gather to change or grow as individuals. They include daycare centers, private schools, charter schools and churches. What is common to all the properties on which we make loans is that there is a non-profit faith-based sponsor seeking to make a significant difference in a community.

Residential communities. These are the types of residential communities that we initially expect to finance:

         Senior housing. We will seek to lend on various types of independent living facilities. These may include apartment buildings, as well as detached and semi-detached homes, all occupied by seniors. They may be part of campuses with a variety of housing types. They will normally not be licensed to provide skilled care or assisted living services, unless on a limited basis. A non-profit sponsor will be the borrower for the properties we lend upon. The sponsor will then lease individual units to residents. The non-profit sponsors will contract for independent professional management. We must approve their selection of management and contract terms. Payments to us on our loans may have increases, based upon occupied square feet, including common areas, and may be graduated to reflect growth in occupancy, income or other measurable increases.

         Work force housing - multi-family. We may lend upon apartments or other multi-family housing. They may include an affordable income component. These properties will typically have more than 80 units each, to reach economies of scale in operation.

         Work force housing - single-family. This is housing offered primarily to moderate income residents entering, or returning to the single family home market. We plan to finance a non-profit community sponsor in purchasing a block of single family homes, under conditions that give rise to pricing below market value. The sponsor will offer a two to three-year lease of individual homes, with the right for qualified tenants to purchase the home.

         Student housing. We believe there is a significant market for lending on student housing for the smaller, private, religious colleges and universities. We would lend money for the purchase or construction of basic apartment buildings which can house up to 100 students in two, three and four-bedroom units, including those for married students. The apartments would be marketed under contract by the college and managed by the college or an independent firm.

Supportive communities. These are the types of supportive communities on which we initially expect to lend:


         Daycare facilities. We intend to provide loans on properties that are operated as childcare facilities or that can be modified to be used as childcare facilities. These may be in conjunction with our loans on residential communities or as standalone facilities. Wellstone Communities will finance the buildings and permanent equipment for nonprofit sponsors to provide services to the community. We will seek to have our sponsor/operators qualify for state government payments to childcare and pre-school programs, as well as federal government tuition subsidies.

         Private schools. We believe that the number and quality of private schools is increasing rapidly and that these schools often have more qualified applicants than they have available spaces. Wellstone Communities will lend to non-profit schools so they may acquire existing school properties, or properties to be developed. We believe schools will grow and reach full operational capability, and revenue, if they are able to operate a full program from their outset in facilities that enhance their mission.

         Charter schools. These are an education alternative between the private school and the public school. They receive a charter from government educational authorities to operate as a school. Upon meeting standards, they receive government funding of from $4,000 to $6,000 per student for each school year. This funding is often supplemented by tuition from participating families. Wellstone Communities plans to provide the initial funding for their facilities. After a charter school, or a private school has an operating history, they may obtain bank or bond financing to pay off their loans from us.

         Churches. We may lend on a building developed as a church facility, which can also house a school or daycare facility. We would have to determine that the combined use would project sufficient income to pay our loan.

Our policy is to have nearly all of our assets invested in loans on properties used for these described purposes. The allocation between residential and support communities will reflect the judgment of our board of directors about the income and gain opportunities available and the diversification of our assets. The percentages of our total assets allocated to each type of loan will change, based upon the amount of our total assets and the opportunities we find.

The amount invested in any one loan is limited to $1 million or 20% of our total assets, whichever is the larger amount. We do not have any set limits on the amount of loans we can make to any one borrower or the amount of properties that can be under any one firm's management. This is because we consider the security for our loans to be primarily the property value and we do not want to limit our ability to use the same people in the management of several similar communities. Our preferred geographical area is the southeastern United States, including Texas. We have no limits on the amount of our loans in any one state.

We will keep some of our assets in bank accounts and very liquid bank or government securities, in order to meet our obligations for paying dividends and operating expenses. Initially, the amount will be intended to cover three months of administrative services fees and operating expenses, plus an accumulation for the next semi-annual dividend payments.

Our investments at the date of this prospectus are one loan we made directly and two loans that had been made by PIF/Cornerstone. We purchased those loans at a price equal to their unpaid principal balances and accrued interest receivable. We may purchase additional loans from PIF/Cornerstone, to achieve our objectives for current income and diversification. Any future purchases will be reviewed by our independent directors as described in the next section and in "Certain transactions with our affiliates."

Other investments and affiliations

The investment policies described in this prospectus may be changed by our board of directors, without a vote of our shareowners. Our plan to own a bank is described later in this prospectus. We have no other current plans for any investment in or affiliation with any other entity.

                         Description of the Loans We Own

This is information about the loan we made on December 15, 2002:

                      Loan          Date of         Interest         Property          Loan            Appraised
Borrower             amount          loan             rate           location        collateral          value
--------             ------          ----             ----           --------        ----------          -----

Ecclesia Church     $400,000       12/15/02           10%          Birmingham AL   church building      $500,000

This is information about the loans we purchased from PIF/Cornerstone on January 24, 2003:

                          Loan         Date of     Loan balance at      Interest     Property           Loan
Borrower                 amount         loan      November 30, 2002       rate       location        collateral
--------                 ------         ----      -----------------       ----       --------        ----------
REAL Baptist Church     $216,003      1/07/02         $216,003             10%       Dallas TX     church building

Grace Reformed
  Presbyterian Church    375,000      3/28/02          375,000              10     Woodbridge VA   church building

Before we purchased these loans, information about them was reviewed by our independent directors, who have no affiliation with PIF/Cornerstone or with Cornerstone Capital Advisors, and who have no interest in the transactions. The independent directors determined that the purchases were on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties. In making their determination, the independent directors were offered access, at our expense, to our lawyer or to independent legal counsel.

                             Our Plan to Own a Bank

We plan to purchase an existing bank or start a new one. We intend for it to be federally-chartered and regulated by the Office of Thrift Supervision, with deposits insured by the Federal Deposit Insurance Corporation and borrowings available to it from the Federal Home Loan Bank System and the Federal Reserve System. Our purpose is to provide an additional way for people to have their money used for financing residential and supportive communities. The bank would offer FDIC-insured checking and savings accounts and certificates of deposit and provide related customer services. It would also have access to borrowings from the Federal Home Loan Bank of Atlanta. These funds would be invested primarily in the same types of mortgage loans as we described earlier in this prospectus for our Wellstone Communities lending.

Operations and competition for our bank

Our bank will operate to serve the needs of families and small businesses for safekeeping of their funds, access through checking, ATMs, mail and online banking and for record keeping. We expect to have at least one banking office for personal service. We will try to be competitive in our service, interest rates and charges, both with other banks and with the nonbank providers, such as credit unions, mutual funds and securities brokers. However, most of these will be far larger and offer more services than our bank will. Our principal competitive attraction will be the use to which we put our customers' money.

We will hire an experienced president for the bank. It will have its own board of directors, chosen by Wellstone Communities as the owner. We will select individuals with experience that we believe qualifies them to set policy and monitor performance of the bank. Data processing, legal, accounting, management consulting and other services will be contracted from established providers to similar banking operations. We plan to keep our employees and facilities to the level necessary for our obligations to customers and regulators.

Bank regulation and supervision

Our bank will be heavily regulated in its operations. Extensive reports must be filed and bank examiners will review our records and operations. There will be a continuous flow of new rules to follow and changes in banking laws and regulations. There are fees and assessments for the bank, to cover the cost of supervision and examination. This regulation is there to protect depositors, rather than for the bank's owners. The FDIC could terminate its insurance of deposits if it found that our bank had engaged in unsafe and unsound practices, was in an unsafe or unsound condition or had violated FDIC rules. The rate of payment for FDIC insurance is increased if a bank is considered undercapitalized or has an unfavorable supervisory evaluation.

Regulations require a bank to maintain minimum levels of equity capital, based upon the amounts and types of the bank's assets, as well as analyses of the bank's risk from changes in interest rates, the nature of its loans and other factors. This could require Wellstone Communities to invest more capital into the bank. An OTS rule prevents a bank from paying dividends unless it meets regulatory capital levels. A bank is also required to maintain an amount of cash (or very safe, liquid securities) equal to a specified percentage of the bank's net withdrawable deposits plus short-term borrowings.

Our bank would have to meet the definition of a "qualified thrift lender," to exercise the powers granted to federally chartered savings banks. These require the bank to have 65% or more of its assets in housing related loans and some other types and amounts of assets, which can include loans on churches and schools.

There are many other regulatory limits and requirements for a bank that could affect our bank's operations. These include limits on the amount of loans to any one borrower, on transactions with its affiliates, on the amount of commercial real estate loans and the amount of any equity investments. The bank would be required to adopt and follow a plan to help meet local community credit needs and would be required to comply with consumer protection laws. New laws and regulations are frequently proposed and we could change or drop our plan to own a bank if our board of directors decided it would no longer further our purposes.

Central bank borrowing ability

Our bank will be eligible to borrow from the Federal Home Loan Bank of Atlanta. These borrowings can be to cover customer withdrawals and the bank can also borrow to expand its business by making more loans. If our bank exhausted its Federal Home Loan Bank borrowing capacity, it could be eligible to borrow from a Federal Reserve Bank.

Regulation of Wellstone Communities as a bank holding company

Acquiring the bank will make Wellstone Communities a "savings and loan holding company," required to file with the OTS and be subject to its regulation and examinations. Our business operations would have to be within those permitted by rules of the OTC and the Board of Governors of the Federal Reserve System. Current rules would not keep us from the activities described in this prospectus.

These holding company laws have been changed in the past and may be again. We could be faced with having to restrict our business or sell our bank. We would not be able to acquire another bank without OTS approval.

                           Management of our Business

Our board of directors is responsible for setting policies and for hiring and retaining management. Directors are elected by our shareowners for three-year terms. Each share of common and each share of preferred stock has one vote for each director position. Messrs. Fox and McLaughlin will serve until the annual meeting in 2003, Messrs. Ostlie and Moore until the 2004 meeting and Messrs. Ottinger and Brooks until the meeting in 2005. Our bylaws provide the methods for nominating and voting for directors. This is information about the directors and officers presently serving Wellstone Communities Inc.:

Name, residence address                     Age          Responsibility
-----------------------                     ---          --------------

John T. Ottinger                            48         Director, Chairman of the
451 Battersea Dr                                       Board, President, CEO
Jasper, GA 30143

Cecil A. Brooks                             70         Director, Secretary
P.O. Box 10206 Big Canoe.                              and Treasurer
Lawrenceville, GA 30044

David Ostlie                                54         Director, Vice President
300 International Parkway, Suite 190
Heathrow, FL 32746

Theodore R. Fox                             70         Director
575 Big Canoe
Jasper, GA  30143

Richard E. McLaughlin                       70         Director
2627 West Grand Reserve Circle #511
Clearwater, FL  33759

Edward Moore                                70         Director
2802 Enchanted Circle
Garland, TX 75042

         John T. Ottinger. has served as Vice President of PIF/Cornerstone since it was founded in 1986. Mr. Ottinger is also PIF/Cornerstone's Chief Operating Officer and Chief Financial Officer. On November 20, 2002, he became Chief Operating Officer, Chief Financial Officer of Cornerstone Capital Advisors. Mr. Ottinger graduated from the University of Delaware in 1976 and spent eight years in the lodging industry. He has served as pastor of an established church as well as organizing pastor in North Carolina. Mr. Ottinger has 16 years of extensive experience in church lending.

         Cecil A. Brooks has served as Chairman of the Board, President and Chief Executive Officer of PIF/Cornerstone since it was founded in 1986. On November 20, 2002, he became Chairman of the Board, President and Chief Executive Officer of Cornerstone Capital Advisors. Mr. Brooks graduated from Mercer University in 1952. After a varied career in sales and management, including real estate sales and development, he graduated from Reformed Seminary in 1975. He served as pastor of Trinity Presbyterian Church in Miami, Florida and on the staff of Mission to North America of the Presbyterian Church of America from 1983 to 1994. He formed the Investors Fund for Building and Development and was its president until its 1985 merger into PIF/Cornerstone. Mr. Brooks has served on the boards of a number of non-profit organizations concerned with foreign missions and housing for the elderly. He has over 16 years experience in all areas of the church and nonprofit mortgage lending and development business and has worked closely with church bond underwriters and broker-dealers.

         David Ostlie is partner of Certus, LLC, a developer and manager of senior housing facilities. He received a B.S. degree in management and psychology from G. Fox University and completed advanced studies in healthcare management and hospital management at the University of Washington and University of California. Mr. Ostlie was senior vice president and partner of Merrill Gardens, Inc., a developer and manager of 5,000 units of senior housing in ten states. His earlier experience in real estate acquisition, development and management was as partner in Security Realty, executive vice president and director of operations of Cardinal Industries and President of PRG, Inc.

         Theodore R. Fox served as a director of PIF/Cornerstone from 1996 until he resigned to join our board. He received a Bachelor of Business Administration degree in Management from Georgia State University. Mr. Fox had a 24-year career with Law Engineering Company, retiring as Assistant Vice President. He joined Cole Henderson Drake, Inc. in their finance department and has served on a part time basis since 1993. Mr. Fox is a past Chairman of the Board of the National Association of Credit Managers.

         Richard B. McLaughlin served as a director of PIF/Cornerstone from 1996 until he resigned to join our board. He has worked in the real estate construction and land development business since 1962. During his long career, he has developed complete subdivisions and constructed approximately 600 homes. During the last ten years he has devoted all his energies to developing church properties and the design and construction of church properties. Mr. McLaughlin has consulted on over 300 churches during that time. Mr. McLaughlin is the President and sole owner of Church Development Services, Inc.

         Edward Moore owns Edward Moore & Associates, Inc., a real estate broker since 1991. After four years in the U.S. Navy, Mr. Moore earned a B.A. from Samford University and a Masters in Divinity from Southwestern Baptist Theological Seminary. He was pastor of Baptist churches in Pleasanton and San Antonio, Texas. From 1964 to 1991, he worked with Security Church Finance, Houston, Texas and with other business involved in real estate finance and development. He completed the certification program for the Mortgage Bankers Association at Stanford University.

Audit Committee

The board has established an audit committee of two independent directors, Edward Moore and David Ostlie. The audit committee will make recommendations to the board concerning the engagement of independent accountants, review their independence, the services they provide and the results of the audit engagement. The audit committee will also consider the range of audit and any non-audit fees and review the adequacy of our internal accounting controls.

Meetings and compensation of directors

The directors meet at least annually and more often as needed. The audit committee meets at least once annually. Directors receive $100 for each conference call board and committee meeting they attend and $200 for each face-to-face meeting attended. We reimburse them for travel expenses to attend meetings.

Executive Compensation

There has not yet been any compensation paid to our executives. The board of directors will set their future compensation, considering the general overall performance of Wellstone Communities, including the payment of dividends.

Indemnification of directors and officers and limitation of their liability

No director of Wellstone Communities will be personally liable to it or to its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability: (A) for any appropriation, in violation of his or her duties, of any business opportunity of the corporation;
(B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code; or (D) for any transaction from which the director received an improper personal benefit. If applicable law is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of each of our directors will be eliminated or limited to the fullest extent permitted by applicable law, as amended. Officers or directors are not liable to Wellstone Communities or its shareowners, under Georgia law, if they acted in a manner they believed in good faith to be in or not opposed to our best interests. They are not liable in any criminal proceeding if they had no reasonable cause to believe their conduct was unlawful. As permitted by Georgia law, we will indemnify our officers and directors against liability and their defense costs in any proceeding in which they have been successful or where the directors who are not involved determine that the applicable standard of conduct has been met. We will pay reasonable expenses, including attorneys' fees, incurred by directors or officers in advance of the final disposition of a proceeding, if they furnish written affirmation of good faith belief that they have met the applicable standard of conduct, together with a written promise to repay any advances if it is determined they are not entitled to indemnification. We have been informed that, in the opinion of the Securities and Exchange Commission, any indemnification for liabilities arising under the federal Securities Act of 1933 is unenforceable, as against public policy expressed in that Act. We do not presently carry any insurance against the liability of our officers and directors.

Administrative services agreement with Cornerstone Capital Advisors

We have an agreement with Cornerstone Capital Advisors, Inc. for CCA to provide our administrative and "back-office" services, subject to the direction and supervision of our officers. The services include loan application and closing process, accounting, investor relations and management information systems. We will reimburse CCA for all its expenses for performing its duties under the administrative services agreement, including employment and office expenses. We will not pay CCA a set, periodic fee but we may pay incentive compensation to CCA for good performance. We have agreed to indemnify CCA against any liability or costs from claimed acts or omissions of CCA in its duties under the agreement, except those due to its bad faith, misconduct or gross negligence.

The administrative services agreement was approved by unanimous vote of our directors. The four independent directors had access, at our expense, to our lawyer or independent legal counsel. The agreement will be in effect until December 31, 2003 and will renew for successive one-year periods, unless terminated upon 60 days' notice by a majority of the directors who are not affiliated with CCA. PIF/Cornerstone, the owner of all of our common stock, has a similar administrative services agreement with CCA. Our two officers are also officers of CCA and of PIF/Cornerstone.

CCA is a recently formed corporation. All of its directors, officers and employees came directly to CCA from similar positions they held with PIF/Cornerstone. They are continuing to provide the same services to PIF/Cornerstone as before, but now it is under an administrative services agreement that CCA has with PIF/Cornerstone. The purpose of forming CCA is to allow its management group to contract for their services with multiple businesses and to allocate its costs among them. It also places responsibility for each business under its own board of directors, separate from the CCA management group. PIF/Cornerstone is the successor in the December 2000 merger of Presbyterian Investors Fund, Inc., a nonprofit corporation formed in 1985, and Cornerstone Ministries Investments, Inc., which was organized as a for profit corporation in 1996. PIF/Cornerstone invests in mortgage loans or bonds secured by real estate used for churches and related nonprofit faith-based schools, senior housing, affordable housing and daycare facilities.

                    Certain Transactions with our Affiliates

We have not had any material transactions or loans with any person affiliated with us, except for the "Administrative services agreement with Cornerstone Capital Advisors," described in the section of this prospectus just before this one, and our purchase of loans from PIF/Cornerstone, as described in this prospectus under "Description of the loans we own."

Any future material affiliated transactions and loans will be made or entered into on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties and must be approved by a majority of our independent directors who do not have an interest in the transactions and who were offered access, at our expense, to our lawyer or independent legal counsel. We do not make loans to our officers or directors.

                    Principal Shareowner of our Common Stock

None of our preferred stock has been issued prior to the date of this prospectus. The following table shows the beneficial ownership of our common stock immediately prior to this offering. We believe that the beneficial owner of the common stock listed below, based on information it has furnished, has sole investment and voting power over the shares it owns.

Name of  Beneficial Owner                       Number of Shares       Percentage of  Total Common
                                                Beneficially Owned     Stock Beneficially Owned
PIF/Cornerstone Ministries Investments, Inc.        100,000                    100%

                    Description of Preferred and Common Stock

Our articles of incorporation and the Georgia Business Corporation Code authorize us to issue up to 100,000,000 shares of common stock and 80,000,000 shares of preferred stock. All of the outstanding shares of common stock, and all the Series A preferred shares issued in this offering, will be fully paid and nonassessable. We had 100,000 shares of common stock outstanding at January 31, 2003, held by one shareowner. We have not yet issued any shares of preferred stock. Only the 5,000,000 shares of Series A preferred stock offered by this prospectus have been created for issuance, but other series, or additional shares of Series A, may be created and issued in the future. We may also issue debt securities. This is a description of the rights of our common and Series A preferred stock:

Dividend rights

No dividends will be paid to common shareowners until Series A preferred shareowners have received dividends equal to an annual rate of eight percent on the price paid in this public offering, for all the time their shares will have been outstanding. After that, our board of directors may declare dividends on the common stock, until it has also received an eight percent cumulative annual return on the price initially paid for it. Any further dividends will be paid to the Series A preferred and common shareowners in amounts determined by the board. Any shareowners who are also our officers or directors or own five percent or more of our common or preferred stock, and any of their affiliates, will not receive dividends on their shares until all other Series A preferred shareowners have received their eight percent.

Voting rights

Owners of common stock and owners of Series A preferred stock each have one vote per share of stock owned on all matters to be voted on by shareowners, including the election of directors. Owners of common and preferred stock are entitled to notice of any shareowners' meeting. A majority of all the shares issued is a quorum. The common and preferred shareowners vote together on all matters, except that the votes of each as a class are required to amend the Articles of Incorporation, change the rights of either class of stock adversely, merge, reorganize, recapitalize or sell substantially all our assets. However, the board of directors may amend the articles to increase the number of authorized shares of Series A preferred stock or to describe the rights and preferences of one or more series of preferred stock having rights and preferences senior to or junior to the Series A preferred stock.


Conversion rights

Each share of the Series A preferred stock may be converted at any time into one share of common stock, subject to any adjustment in the conversion ratio because of any stock dividends, splits or other distributions. The common stock shareowners have no rights to convert their shares into any other class of stock.

Liquidation rights

If Wellstone Communities Inc. were to be liquidated, because of bankruptcy or otherwise, the owners of Series A preferred stock would be entitled to receive $10 per share, from any assets left after payment of our debts and other liabilities. Any shareowners who are also our officers or directors or own five percent or more of our common or preferred stock, and any of their affiliates, will not receive anything on their shares in liquidation until all other Series A preferred shareowners have received $10 per share. The owners of common stock would receive any remaining amount.

Preemption, redemption or sinking fund provisions.

There are no preemptive or other subscription rights, and there are no redemption provisions applicable to either the Series A preferred stock or the common stock. We have no sinking fund provisions, to set aside money for any repurchase of our outstanding stock.

Anti-takeover provisions.

Our bylaws make it more difficult for someone to take control of the corporation, to the disadvantage of other shareowners. One provision is that a third of the directors are elected each year, for three-year terms, rather than having all the directors elected each year. Directors may only be removed for cause, and then only by a 75% vote of all outstanding shares. The board of directors, without shareowner approval, could issue preferred stock on terms designed to discourage a takeover.

We elected to be covered by a Georgia law which generally prohibits a merger or other "business combination" with the owner of 10% or more of our shares or other "interested shareholder" for a period of five years from the date they became an interested shareholder. Our "fair price requirements" bylaw requires that shareholders be paid at least a defined amount in any business combination with an interested shareholder. Otherwise, the transaction must be approved unanimously by the directors who are independent of the interested shareholder or by a majority of the shares not owned by the interested shareholder.

Transfer agent.

The transfer agent and registrar for our common stock is TransferOnline, Inc., 227 SW Pine Street, Suite 300, Portland OR 97204, telephone 503.227.2950, fax 503.227.6874, www.transferonline.com.

Additional shares of common or preferred stock

We may issue additional shares of common or preferred stock , without any vote by shareowners. Our board of directors has the authority to issue series of preferred stock and to set dividend rates and various rights and terms for a series, such as for redemption, the amount payable upon any liquidation of the corporation, conversion into other of our securities and any voting rights. Owners of Series A preferred stock could be placed below any other preferred stock owners in their rights to dividends, liquidation distributions and voting on some matters. Preferred stock could be issued with terms that would have the effect of discouraging a change of corporate control or other transactions that some owners of other classes of stock might believe to be in their best interests.

Shares owned by or offered to our officers, directors or principal shareowners

The shares of preferred stock offered by this prospectus are superior in right to payment of dividends, interest and liquidation proceeds to any convertible debt and shares of preferred stock that are or may be legally or beneficially, directly or indirectly, owned by any of our officers, directors or principal shareowners. No preferred stock will be offered to our officers, directors or principal shareowners, except on the same terms as it is offered to all other existing shareowners or to new shareowners.

                        Future Resale of Preferred Shares

The shares sold in this offering will be freely transferable, without restriction or further registration under federal securities laws. Sales of shares to residents of certain states or jurisdictions may require registration or an applicable exemption from registration provisions of the shares in those states or jurisdictions.

Order-matching service

The shares have been not been listed on any registered national securities exchange or on the Nasdaq stock market and we have no present plans to request any listing. After completion of this offering, Wellstone Securities, a registered securities broker-dealer, will provide an order-matching service for persons wishing to sell or buy shares. Information will be available about any offers to buy or sell shares and about any recent transactions in the shares. Wellstone Securities will confirm accepted offers and handle the transfer of payment and stock certificates. It will charge a $50 fee per transaction, payable out of the purchase funds. It is possible that this service may not remain available. In that case, anyone wishing to sell shares would have to find a buyer and make arrangements for the price, payment and transfer of the shares.

                     Plan of Distribution for this Offering

Shares of Series A preferred stock may be purchased directly from Wellstone Communities Inc. We will communicate announcements of the offering and offer copies of this prospectus, as permitted by federal and state securities regulations. No one will receive any commissions or other compensation based on purchases made directly from us. The activities of our employees in these direct purchases are intended to be within Rule 3a4-1 of the federal Securities Exchange Act of 1934 and we will comply with securities regulations of the states in which the offering is to be registered.

We are also offering these shares through registered securities broker-dealers, who will be paid four percent in commissions for sales they make. Wellstone Securities is the managing broker-dealer and will receive a one percent fee on all sales made through broker-dealers. (Wellstone Securities does not have common ownership with Wellstone Communities Inc. Nor do we share any of the same officers or directors. ) We have agreed to indemnify the broker-dealers and their controlling persons against any liability arising out of any alleged untrue or omitted statement in this prospectus. .....


We and the broker-dealers will be selling on a "best efforts" basis, without any commitment to sell the entire offering or any minimum amount. We expect to offer these certificates to residents of Alabama, Arizona, Arkansas, California, Colorado, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Kentucky, Maryland, Michigan, Mississippi, Missouri, Nebraska, New Jersey, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, Washington, West Virginia, Wisconsin. The minimum purchase amount is 100 shares.

We plan to continue the offering until all the shares of preferred stock have been sold. We reserve the right to close the offering before then and to reject any purchase in full or in part.

Offering price. The per share offering price of preferred stock was arbitrarily determined as a convenient amount for investors. It is not related to any ratios to earnings, net worth or other investment criteria. The total amount of preferred stock being offered is based upon the amount of capital our board of directors believes could be invested within its policies and managed within our capabilities.

                        Experts upon Whom We Have Relied

The financial statements of Wellstone Communities Inc. as of and for the period ended December 31, 2002 have been included in this prospectus in reliance on the report of Robert N.Clemons, CPA, PA, certified public accountant.

                         Available Information about Us

This prospectus is part of a registration statement on Form SB-2 filed under the Securities Act of 1933. This prospectus does not contain all of the information in the registration statement and its exhibits. Statements in this prospectus about any contract or other document are just summaries. You may be able to read the complete document as an exhibit to the registration statement.

Wellstone Communities Inc. will file reports under the Securities Exchange Act of 1934. You may read and copy the registration statement and our reports at the Securities and Exchange Commission's public reference rooms at 450 Fifth

Street, N.W., Washington, D.C. 20549, Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may telephone the Commission's Public Reference Branch at 800-SEC-0330. Our registration statement and reports are also available at http://www.sec.gov.

We intend to furnish our shareowners with annual reports containing audited financial statements after the end of each fiscal year.

                          Index to Financial Statements

             Independent Auditors' Report                         F-1
             Balance Sheet                                        F-2
             Statement of Income and Retained Earnings            F-3
             Statement of Changes in Stockholders' equity         F-4
             Statement of Cash Flows                              F-5
             Notes to Financial Statements                        F-6


                         Management's Plan of Operations

         We began operations December 15, 2002, when we received $400,000 for 40,000 shares of common stock and made our initial mortgage loan. An additional $600,000 was received on January 24, 2003, for 60,000 shares of common stock, and two loans were purchased. Our administrative services agreement with Cornerstone Capital Advisors has an initial term through December 31, 2003. This is our plan of operations through the next twelve months.

         Wellstone Communities does not plan to have any employees for at least the next 12 months, nor acquire or rent any office space, equipment or other facilities. We will not be performing any research or development in that period. We expect our operating expenses in the next 12 months to consist of (1) the reimbursement to CCA for its expenses under our administrative services agreement and (2) costs of shareowner communications and regulatory filings under securities laws. The reimbursement of expenses to CCA will generally be proportionate to the amount of money we have to acquire new loans. Commissions and other costs of this preferred stock offering will be deducted from the proceeds of the offering. Commissions are paid only when preferred stock sales proceeds are received. Cash for payment of other offering costs has been advanced from the amount received on sale of common stock.

         Our plan is that, over the next twelve months, revenue from the loans we already own would be sufficient to pay CCA's reimbursed expenses for managing those loans and leave more than enough to pay our costs of shareowner communications and regulatory filings. As proceeds are received in this offering of preferred stock, we plan to have loans selected for investment shortly after the funds are available. Our standards for selection of loans include the objective that they generate average cash flow that will more than cover the additional CCA expense reimbursement related to their acquisition and administrative services. We intend to operate at a positive cash flow during the next twelve months, at any level of proceeds from the sale of preferred stock. Of course, our ability to do so depends upon whether our plan is realistic and whether lending and loan performance are in line with our plans. We do not expect that we will have to raise additional funds from any other source in the next twelve months.

                           WELLSTONE COMMUNITIES, INC.

                          AUDITED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002

                           ROBERT N. CLEMONS, CPA, PA
                                   PO BOX 1670
                           DELAND, FLORIDA 32721-1670

To The Board of Directors
Wellstone Communities, Inc.

                          Independent Auditor's Report

We have audited the accompanying balance sheet of Wellstone Communities, Inc. (a development stage company) as of December 31, 2002 and the related statements of income and retained earnings, changes in stockholder's equity and cash flows for the period from formation (November 20, 2002) through December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wellstone Communities, Inc. as of December 31, 2002 and the results of its operations, changes in its stockholder's equity and its cash flows for the period from formation (November 20, 2002) through December 31, 2002 in conformity with generally accepted accounting principles.

S/ Robert N. Clemons
DeLand, Florida
February 10, 2003

                           WELLSTONE COMMUNITIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                                DECEMBER 31, 2002

Assets:
Cash in bank                                            $ 19,990
Loan & interest receivable, net of unearned loan fees    384,954
                                                        --------
Total Assets                                            $404,944
                                                        ========
Liabilities:
Income taxes payable to parent company                       980
                                                        --------
Commitments & Contingencies

Total Liabilities                                            980
                                                        --------
Stockholder's Equity:
Preferred Stock, $.001 par value 80 million shares
authorized; -0- shares outstanding                           -0-

Common Stock, $.001 par value, 100 million shares
authorized; 40,000 shares issues & outstanding                40

Additional Paid In Capital                               399,960

Retained Earnings                                          3,964
                                                        --------
Total Stockholder's Equity                               403,964
                                                        --------
Total Liabilities & Stockholder's Equity                $404,944
                                                        ========

                   SEE ACCOMPANYING NOTES & AUDITOR'S REPORT

                           WELLSTONE COMMUNITIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                    STATEMENT OF INCOME AND RETAINED EARNINGS
                          FOR THE PERIOD FROM FORMATION
                    (NOVEMBER 20, 2002) TO DECEMBER 31, 2002



Interest & loan fees earned                    $ 4,954
Operating expenses                                 (10)
                                               -------
Income before income taxes                       4,944
Provision for income taxes                        (980)
                                               -------
Net Income                                       3,964
Less: Preferred Stock Dividends                    -0-
                                               -------
Net Income Available for Common Stockholders   $ 3,964
                                               =======

                   SEE ACCOMPANYING NOTES & AUDITOR'S REPORT

                           WELLSTONE COMMUNITIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                          FOR THE PERIOD FROM FORMATION
                    (NOVEMBER 20, 2002) TO DECEMBER 31, 2002


                                          Common        Preferred       Retained
                                           Stock          Stock         Earnings
                                        ---------       ---------       --------
Common stock issued at $10/share
to parent company in exchange for
direct loan funding                     $ 380,000

Common stock issues at $10/share
to parent company for cash                 20,000

Preferred stock issued                                   $   -0-
Net income through
December 31, 2002                                                         $3,964
                                        ---------        ---------        ------
                                        $ 400,000        $   -0-          $3,964
                                        =========        =========        ======

                   SEE ACCOMPANYING NOTES & AUDITOR'S REPORT

                           WELLSTONE COMMUNITIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
                          FOR THE PERIOD FROM FORMATION
                    (NOVEMBER 20, 2002) TO DECEMBER 31, 2002

Cash Flows from Operating Activities:
Net Income                                                   $   3,964
Adjustments to reconcile net income to cash
   used by operating activities-
      (Increase) Decrease in:
      Loan receivable                                           (4,954)
      Increase (Decrease) in:
      Income taxes payable to parent company                       980
                                                             ---------
Cash provided by (used by) operations                              (10)
                                                             ---------
Cash Flows from Investment Activities:
                                                                   -0-
                                                             ---------
Cash Flows from Financing Activities:
   Issuance of Common Stock for Cash                            20,000
                                                             ---------
Net increase in cash                                            19,990
Cash at Beginning of Period                                        -0-
                                                             ---------
Cash at End of Period                                        $  19,990
                                                             =========
SUPPLEMENTAL DISCLOSURES:
Non-Cash Transaction increasing Loans & Common Stock
Income Taxes Paid                                            $ 380,000
Interest Paid                                                $     -0-
                                                             $     -0-


                   SEE ACCOMPANYING NOTES & AUDITOR'S REPORT

                           WELLSTONE COMMUNITIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Wellstone Communities, Inc. (the "Company") was incorporated as a Georgia Domestic Profit Corporation on November 20, 2002. On December 4, 2002, the Company issued 38,000 shares of common stock to PIF/Cornerstone Ministries Investments, Inc. ("PIF/CMI") in exchange for direct funding of a $380,000 loan. On December 31, 2002, the Company issued 2,000 additional shares of common stock to PIF/CMI for $20,000 cash. On January 23, 2002 the Company sold an additional 60,000 shares of Common Stock to PIF/CMI for $600,000. The Company is a wholly-owned subsidiary of PIF/CMI.

In conjunction with its parent, PIF/CMI, the Company intends to develop the business of originating and purchasing mortgage loans for faith-based organizations, principally residential and support communities. The parent company has an active business involved with essentially the same type of mortgage and investment activities. Revenues are to be derived from loan interest, loan fees and, where applicable, appreciation of investment properties.

The Company recognizes interest income from loans monthly as it is earned. The Company recognizes loan fees over the term of the loan in accordance with SFAS Nos. 65 & 91.

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that are used.

Management is of the opinion that losses arising from the default of Church or Church related loans are not probable nor reasonably estimated. Management has an aggressive policy of working out any potential problem loans before they reach the default stage. As of the balance sheet date no loan is in arrears. Therefore, no allowance for loan losses is reflected in the accompanying statements.

Cash and cash equivalents include checking accounts and short term certificates with original maturities of 90 days of less.

The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. Considerable judgement is required to develop estimates of fair values; therefore, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions and/or estimation methodologies may be material to the estimated fair value amounts. The Company estimates that the fair value of its financial instruments approximates their carrying value.

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes relating to different the methods of accounting for income tax purposes. For the period ending December 31, 2002, the Company intends to file consolidated tax returns with PIF/CMI. For income tax purposes, the Company recognizes income and expenses generally in accordance with its book methods. The Company calculates deferred taxes under the provisions of the SFAS No. 109 which provides for deferred tax assets and liabilities to be carried on the balance sheet at current tax rates. Income taxes are allocated between members of the group based on their respective pre-tax incomes.

The Company's Articles of Incorporation authorize the issuance of up to 100,000,000 shares of $.001 par value Common Stock and 80,000,000 shares of $.001 par value Preferred Stock. As of December 31, 2002, the Company has issued 40,000 shares of Common Stock to PIF/CMI. The Company intends to file, during 2003, a registration statement with the Securities and Exchange Commission to sell up to 5,000,000 shares of preferred stock at $10 per share. The Preferred Stock being offered shall receive all dividends until those dividends equal an annual rate of eight percent on the price paid for all the time the shares have been outstanding. Additionally, each share may be converted at any time into one share of common stock. Each share of Common Stock and Preferred Stock is entitled to one vote for the election of the Board of Directors and any other shareholder votes.

NOTE 2 - COMMITMENT

On November 20, 2002, the Company entered into an Administrative Services Agreement with Cornerstone Capital Advisors, Inc. (CCA) to provide loan administration, including the application and closing process and loan accounting; investor relations; marketing collateral; administration of computers, computer networks and management information systems; photo copying; and, maintenance of records, record keeping, bookkeeping and accounting. The Company is obligated to pay directly or reimburse actual expenses to be billed monthly by CCA. The agreement is for renewable one-year terms and it may be terminated by either party upon 60 days' written notice. The Company does not have any employees of its own and accordingly, CCA is subject to the supervision of the Board of Directors. As of December 31, 2002, CCA had not incurred any expenses to be billed to the Company.


NOTE 3 - LOAN & INTEREST RECEIVABLE

At December 31, 2002, the account is composed of:

Church Building Loan, Alabama                     $      400,000
Accrued Interest                                           3,287
Unearned Loan Fees                                       (18,333)
                                                  --------------
December 31, 2002 Total                           $      384,954


The loan is due for repayment on December 1, 2003 but may be extended as provided in the loan agreement.

Subsequent to December 31, 2002, the Company purchased two church loans from PIF/CMI for $491,556 (par value).

                PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

     The Registrant's Articles of Incorporation, Article VII, provide that none of its directors shall be personally liable to the Registrant or its shareholders for monetary damages for breach of duty of care or other duty as a director, except as liability is required by the Georgia Business Corporation Code or other applicable law. The Registrant's Bylaws, Article [check provision], require the Registrant to indemnify officers or directors who were wholly successful in the defense of any proceeding to which they were parties because they were officers or directors. This mandatory indemnification is against reasonable expenses they incurred in the proceeding. The Registrant is permitted to indemnify officers and directors, and to pay their reasonable defense expenses, except in such cases as those involving conduct that was unlawful or in bad faith. Permission must come from a majority of disinterested directors or shareholders.

     These provisions in the Registrant's articles and bylaws may permit indemnification to directors, officers or persons controlling the Registrant for liabilities arising under the Securities Act of 1933. The Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

     Expenses of the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows, assuming the Maximum offering amount is sold:

         Securities and Exchange Commission filing fee..............   $  4,600
         Blue sky fees and expenses.................................     10,000
         Accountant's fees and expenses.............................      8,500
         Legal fees and expenses....................................     75,000
         Printing and Edgar filer ..................................      5,000
         Postage and other delivery media...........................      5,000
         Marketing expenses.........................................      5,000
         Miscellaneous..............................................      6,900
                                                                       ---------
              Total.................................................   $120,000
                                                                       =========
              (The Registrant will bear all these expenses.)

Item 26.  Recent Sales of Unregistered Securities.

(a) The following information is given for all securities that the Registrant sold within the past three years without registering the securities under the Securities Act.

                    Date                      Title                   Amount
                    ----                      -----                   ------
             December 15, 2002             common stock            40,000 shares
             January 24, 2003              common stock            60,000 shares

(b) No underwriters were used. The Registrant did not publicly offer any securities. The shares were sold to one person, PIF/Cornerstone Ministries Investments, Inc.

(c) All the shares were sold for cash. The total offering price of the securities sold was $1,000,000. No underwriting discounts or commissions were paid.

(d) The Registrant claims exemption from registration under Section 4(2) of the Securities Act. The sale was to one sophisticated corporation, whose officers were active in the formation of the Registrant and had access to all information about it.

Item 27.  Exhibits

     Exhibits listed below are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B.

      Exhibit
      Number                            Description
      ------                            -----------
        1.1       Sales Agency Agreement with Wellstone Securities Inc.
        1.2       Managing Agent Agreement with Wellstone Securities Inc.
        1.3       Share Purchase Agreement, for direct sales by the Registrant
        3.1(a)    Articles of Incorporation of the Registrant
        3.1(b)    Articles of  Amendment to the Articles of Incorporation
        3.2       By-laws of the Registrant
        4.1       Article II of the Articles of Incorporation and Article III of the By-laws (Exhibits 3.1(a) and 3.2)
        4.2       Text appearing on acknowledgment of purchase of shares of preferred stock
        5         Opinion on legality of the shares of preferred stock being registered
       10         Administrative Services Agreement between Registrant and Cornerstone Capital Advisors Inc.
       23.1       Consent of Robert Clemons, Certified Public Accountant
       23.2       Consent of  Counsel (reference is made to Exhibit 5)
       24         Power of Attorney (filed in Part II, Signatures, of this registration statement)

 Item 28.  Undertakings.

     (a) The Registrant hereby undertakes that it will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

              (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

              (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (d) The registrant has been advised that, in the opinion of the Securities and Exchange Commission, indemnification to directors, officers and controlling persons of the registrant for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in Cumming, Georgia, on February 12, 2002.

                                        WELLSTONE COMMUNITIES INC. (Issuer)

                                        By  /s/ JOHN T. OTTINGER
                                          --------------------------------------
                                                John T. Ottinger, President

Each person whose  signature  appears below appoints John T. Ottinger,  Cecil A.
Brooks, or either of them, his or her attorney-in-fact, with full power of substitution and resubstitution, to sign any and all amendments (including post-effective amendments) to this registration statement on Form SB-2 of Wellstone Communities Inc., and to file them, with all their exhibits and other related documents, with the Securities and Exchange Commission, ratifying and confirming all that their attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue of this appointment.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

                 Signature                                    Title                                Date
                 ---------                                    -----                                ----

 /s/ JOHN T. OTTINGER                             President, principal executive officer,        February 12, 2003
-------------------------------------             principal financial and accounting officer
     John T. Ottinger

 /s/ CECIL A. BROOKS                              Secretary and Director                         February 12, 2003
-------------------------------------
     Cecil A. Brooks

 /s/ THEODORE R. FOX                              Director                                       February 12, 2003
-------------------------------------
     Theodore R. Fox

 /s/ RICHARD E. MCLAUGHLIN                        Director                                       February 12, 2003
-------------------------------------
     Richard E. McLaughlin

 /s/ EDWARD MOORE                                 Director                                       February 12, 2003
-------------------------------------
     Edward Moore

 /s/ DAVID OSTLIE                                 Director                                       February 12, 2003
-------------------------------------
     David Ostlie